Exhibit 99.1

For Immediate Release	Investor Contact:	Wesley B. Wampler
January 29, 2009		Director of Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Announces Selected Fourth Quarter 2008 Results

Company Issues Guidance for 2009 and Updates 2008 Guidance

2009 Free Cash Flow Projected to Grow 25% to 35%

WAYNESBORO, VA – January 29, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS) today announced selected non-financial operating results for the fourth quarter of 2008. The company updated 2008 guidance and issued guidance for 2009. NTELOS expects to announce final 2008 financial results by February 27, 2009.

Updated Guidance and Selected Results for 2008

Based on preliminary data, NTELOS now expects to report 2008 consolidated operating revenues of $538 million to $540 million. Net Income is expected to be between $46 million and $48 million, inclusive of a fourth quarter $13.4 million pre-tax charge for market adjustment to the interest rate swap resulting from lower interest rate projections. Consolidated adjusted EBITDA (a non-GAAP measure) for 2008 is projected to be in a range of $225 million and $227 million.

With nearly 8,000 wireless net subscriber additions in the fourth quarter 2008, total net additions for 2008 were 28,213. Gross subscriber additions for fourth quarter 2008 were 48,964, up 10% from 44,353 in fourth quarter 2007. Led by year-over-year growth in postpay, gross subscriber additions for 2008 were 173,798, up from 171,657 gross additions for 2007. Higher-value postpay subscribers increased by 19,282, or 7%, during 2008, representing 71% of wireless customers at year-end.

Total wireless monthly subscriber churn was 3.2% for the fourth quarter 2008, similar to the third quarter of 2008. Postpay churn for the quarter was 2.1%, also similar to the previous quarter. For the comparable years, total wireless monthly subscriber churn was 2.9% for 2008 compared to 2.8% in 2007. Wireless monthly subscriber churn for postpay customers was 1.9% for 2008, compared to 1.8% in 2007.

“Given the current economic climate, we are pleased with our performance in 2008,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “As we indicated last quarter, sales have remained strong throughout the year despite the economy and related consumer confidence and spending trends.”

Rural Local Exchange Carrier (RLEC) access lines at year-end 2008 were 41,135 compared to 43,538 at year-end 2007, a 5.5% decrease. This line loss is reflective of cable competition (which commenced in late May 2008 in one of the three RLEC markets), residential wireless substitution, and the conversion of centrex lines to PBX trunks. Competitive Local Exchange Carrier (CLEC) business local access lines were 49,899 at year-end, a 2% increase over the 49,065 lines at year-end 2007. Broadband connections grew 12% for the year, from 20,172 at December 31, 2007 to 22,505 at year-end 2008.

Total long-term debt at December 31, 2008 was approximately $607.9 million with cash and cash equivalents of approximately $65.7 million.

Capital expenditures for 2008 are expected to total between $132 million and $133 million, including approximately $37 million of incremental spending for EV-DO upgrades and approximately $12.5 million to add 160 new cell sites to the network. The cost of adding these new sites was relatively low as approximately 100 existing base stations, replaced as part of the EV-DO upgrade, were re-deployed into the newly added sites. At December 31, 2008, the company had upgraded 833 cell sites, or 70% of the total wireless network, to EV-DO Rev. A.

Michael B. Moneymaker, executive vice president and CFO of NTELOS Holdings Corp, said, “Using the midpoint of our adjusted EBITDA guidance range for 2008, our ratio of debt to adjusted EBITDA is 2.4 to 1 at year-end. This favorable leverage, combined with our cash level, results in a strong liquidity position for the coming year.”

The company reaffirmed all other existing 2008 annual guidance.

Outlook for 2009

The Company expects 2009 consolidated operating revenues to be between $574 million and $583 million. Wireless operating revenues are expected to be between $451 million and $457 million. Total wireless wholesale and roaming revenues for 2009 are expected to be between $127 million and $129 million. Due to the July 2009 scheduled travel data rate conversion from a preset rate to a current data yield, as defined under the Strategic Network Alliance agreement with Sprint, a significant rate reduction is anticipated and wireless wholesale revenues derived under the agreement are expected to be at the $9 million minimum monthly revenue level for the second half of 2009. These revenues exceeded $10 million per month in the fourth quarter of 2008. Total wireline revenues are expected to be between $123 million and $126 million, reflecting a July 2009 biennial rate reset for interstate access minutes and RLEC line losses. Net Income is estimated to be in the range of $67 million and $75 million.

Consolidated adjusted EBITDA for 2009 is estimated to achieve a level between $238 million and $245 million, a 5% to 8% increase over 2008. This estimate contemplates 2009 pension expense of approximately $4.5 million, an increase of approximately $2.5 million from 2008. Consolidated capital expenditures for 2009 are expected to range between $111 million and $119 million, inclusive of an investment of approximately $20 million for more than 100 new cell sites. As in 2008, these new sites offer favorable returns on investment through increased wholesale and retail revenues and reductions in roaming costs. Also included in 2009 capital expenditures is an expected investment of between $10 million and $12 million for a new wireless prepay billing platform which will provide for increased functionality, and a web portal, to enhance the customer interface and to allow for more online services.

Estimated 2009 consolidated adjusted EBITDA less consolidated capital expenditures, or free cash flow (FCF, a non-GAAP measure), is projected to grow 25% to 35% over FCF for 2008.

Subscriber churn, pressured by consumer spending trends in 2009, is expected to continue at the levels of the third and fourth quarters of 2008, with typical seasonal fluctuations.

RLEC line loss for 2009 is expected to be approximately the same percentage as in 2008. The RLEC revenue impact of this line loss and the interstate access rate reset is expected to be offset by growth in strategic product revenues in the Competitive segment.

“Our catalysts for growth are in place and we are confident that in 2009 we will continue to grow revenues, customers, blended ARPU, data ARPU, and wholesale revenues,” said Mr. Quarforth. “In this economic climate, we will be focusing on enhancing long-term shareholder value through the execution of our 2009 adjusted EBITDA and capital investment plans to achieve a substantial growth in free cash flow.”

Cautionary Statement

The 2008 and 2009 guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, asset impairment charges, accretion of asset retirement obligations, gain on sale of assets, advisory termination fees, other income, minority interests, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

FCF, or Free Cash Flow, is computed by subtracting consolidated capital expenditures from consolidated adjusted EBITDA.

Adjusted EBITDA and FCF are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Wireless Customer Detail

•	Customer Summary Table

•	Business Outlook for the Year 2009

NTELOS Holdings Corp.

Wireless Customer Detail						Twelve months ended:
Quarter Ended:	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2007	12/31/2008
Total Wireless Subscribers
Beginning Subscribers	396,420	406,795	421,265	425,880	427,028	367,197	406,795
Prepay	110,285	115,068	127,765	127,419	123,451	98,846	115,068
Postpay	286,135	291,727	293,500	298,461	303,577	268,351	291,727

Gross Additions	44,353	46,953	36,559	41,322	48,964	171,657	173,798
Prepay	23,322	29,586	17,900	17,727	22,888	88,632	88,101
Postpay	21,031	17,367	18,659	23,595	26,076	83,025	85,697

Disconnections	33,978	32,483	31,944	40,174	40,984	132,059	145,585
Prepay	17,968	16,120	17,456	20,969	21,579	70,703	76,124
Postpay	16,010	16,363	14,488	19,205	19,405	61,356	69,461

Net Additions	10,375	14,470	4,615	1,148	7,980	39,598	28,213
Prepay	5,354	13,466	444	(3,242)	1,309	17,929	11,977
Postpay	5,021	1,004	4,171	4,390	6,671	21,669	16,236

Ending Subscribers	406,795	421,265	425,880	427,028	435,008	406,795	435,008
Prepay	115,068	127,765	127,419	123,451	123,999	115,068	123,999
Postpay	291,727	293,500	298,461	303,577	311,009	291,727	311,009

Postpay subscriber growth for 2008 of 19,282 consists of net additions of 16,236 and conversions of prepay customers to postpay of 3,046.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008
Wireless Subscribers	406,795	421,265	425,880	427,028	435,008
RLEC Total Access Lines	43,538	43,260	42,777	41,989	41,135
RLEC Residential Access Lines	28,564	28,303	27,870	27,124	26,513
CLEC Access Lines [1]	49,065	49,273	49,555	49,856	49,899
RLEC Broadband Customers [2]	11,680	12,364	12,701	13,010	13,358
Total Broadband Connections [2]	20,172	20,890	21,371	21,825	22,505
Dial-Up Internet Subscribers	21,795	20,428	18,632	17,244	15,839
Long Distance Subscribers	48,367	48,715	49,069	49,027	48,655

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 [1] (as of January 29, 2009)	Twelve Months 2009
(dollars in millions, except for metrics)
Operating Revenues – Guidance
Wireless	$451.0	to	$457.0
Wireline	123.0	to	126.0
Other	—		—

	$574.0	to	$583.0

Reconciliation of Net Income to Adjusted EBITDA – Guidance
Net Income	$67.0	to	$75.0
Interest expense, net [2]	23.5	to	21.5
Income tax expense [3]	44.0	to	49.0
Other income	(0.5)		(0.5)

Operating Income	134.0	to	145.0

Depreciation and amortization	100.0	to	96.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	3.0		3.0

Adjusted EBITDA	$238.0	to	$245.0

Wireless	$181.0	to	$185.0
Wireline	64.0	to	66.0
Other	(7.0)	to	(6.0)

Adjusted EBITDA	$238.0	to	$245.0

Capital Expenditures
Wireless	$66.0	to	$62.0
Wireline	34.0	to	31.0
Other	19.0	to	18.0

Total Capital Expenditures	$119.0	to	$111.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $28 million to $30 million.
[3]	Current cash income tax for 2009 is expected to be between $32 million and $36 million.